Exhibit 99.1

[GRAPHIC OMITTED]


CONTACT:                       -OR-          INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                      The Equity Group Inc.
Robert K. Lifton                             Adam Prior       (212) 836-9606
Chairman & CEO                               Devin Sullivan   (212) 836-9608
(212) 935-8484


            MEDIS TECHNOLOGIES LTD. ANNOUNCES PURCHASE AGREEMENT FOR 7(1)/4% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

New York, NY, November 10, 2006 -- Medis Technologies Ltd. (Nasdaq:MDTL) today announced that it has signed a definitive purchase agreement for the offering and sale of $50.0 million of its 7(1)/4% Series A Cumulative Convertible Perpetual Preferred Stock (the "Preferred Stock"), to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, Medis granted an option to the initial purchaser in the offering to purchase up to an additional $7.5 million of Preferred Stock solely to cover over-allotments.

Medis intends to use the net proceeds of the offering for product development, product commercialization, including to expand production capacity, and general corporate purposes.

The Preferred Stock and any common stock issuable upon conversion of the Preferred Stock have not been registered under the Securities Act and may not be offered or sold in the placecountry-regionUnited States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful. This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to the results of financing efforts. Further information regarding these and other risks is described from time to time in Medis' filings with the Securities and Exchange Commission.

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